Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contacts:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
FOURTH QUARTER AND YEAR END RESULTS 2010
MIDLAND, Texas, November 10, 2010/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported fourth quarter and year end results for fiscal 2010.
For the fourth quarter of fiscal 2010 ending September 30, 2010, revenues were $59,179,000 compared to $46,835,000 for the same quarter in fiscal 2009, an increase of 26 percent. The Company reported a net loss for the fourth quarter of fiscal 2010 of $1,411,000 compared to net loss of $2,056,000 in the same quarter of fiscal 2009. Basic loss per share for the fourth quarter of fiscal 2010 was $0.18 compared to $0.26 in the same quarter of fiscal 2009. EBITDA for the fourth quarter of fiscal 2010 was $5,268,000 compared to $3,654,000 in the same quarter of fiscal 2009, an increase of 44 percent.
Revenue increases for the fourth quarter compared to the same quarter of fiscal 2009 were primarily the result of the redeployment of three data acquisition crews during the second and third quarters of fiscal 2010. This increase was partially offset by lower utilization rates from weather down time, particularly wet conditions in July, several long crew moves and start up delays on several projects due to equipment change outs and the timing of a few land access permits.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “While we continue to show year-over-year quarterly improvement in our financial and operational performances, we are somewhat disappointed with our fourth quarter results. Wet conditions in July along with several unavoidable and unforeseen crew delays negatively impacted utilization rates and our top line. Despite these issues, our crews continue to perform at a high level and demand for our services continues to increase at a modest rate. Although the seismic data acquisition market in the lower 48 states remains very competitive, the increase in activity by our clients, particularly those operating in oil basins, gives us great encouragement as we move into fiscal 2011.”
Fiscal 2010 Highlights
•	Redeployed three data acquisition crews

•	Increased order book capable of supporting twelve data acquisition crews well into fiscal 2011

•	Balanced portfolio of oil and natural gas projects in the Eagle Ford Shale, Niobrarra Shale, Bakken Shale, Marcellus Shale, Haynesville Shale, Barnett Shale, Granite Wash, Permian Basin and Mid-Continent regions

•	Debt-free balance sheet

•	$90 million of working capital

•	Increased fiscal 2010 capital budget to $20,000,000 and fiscal 2011 capital budget to $30,000,000

•	Purchased 2,000 OYO GSR four channel boxes complete with three component geophones from OYO Geospace

•	Increased channel count with the addition of ARAM ARIES and RSR recording channels
For the fiscal year ending September 30, 2010, revenues were $205,272,000 compared to $243,995,000 for the same period in fiscal 2009, a decrease of 16 percent. The Company reported a net loss for fiscal 2010 of $9,352,000 compared to net income of $10,222,000 for fiscal 2009. Basic loss per share for fiscal 2010 was $1.22 as compared to earnings per share of $1.31 for fiscal 2009. EBITDA was $13,136,000 in fiscal 2010 compared to $43,875,000 during fiscal 2009, a decrease of 70 percent.
The revenue decrease in fiscal 2010 was primarily the result of previously announced reductions in active crew count during the second quarter of fiscal 2009 (four crews), third quarter of fiscal 2009 (two crews), and first quarter of fiscal 2010 (one crew), a more competitive pricing environment and substantially lower utilization rates of the remaining crews. Revenues in fiscal 2010 continued to include high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, East Texas and Arkansas. The Company is reimbursed for these expenses by its clients.
Jumper continued, “Despite the year-over-year decline in revenue and earnings, the second half of fiscal 2010 was remarkably more positive than the same period of fiscal 2009. While revenue and earnings were higher in fiscal 2009, the near-term outlook for our industry was poor. In 2009, following the financial crisis in the fall of 2008, difficult economic conditions and weak commodity prices resulted in a significant decrease in exploration activities on behalf of our clients, particularly those operating in natural gas basins. In response to the sudden decrease in demand for our services, we reduced our active crew count from sixteen in early fiscal 2009 to nine in early fiscal 2010.”
“During fiscal 2010, our clients began to increase their exploration activities in the lower 48 states, with accelerated activity in several oil basins and steady activity in natural gas shale basins. In response to increased demand, we redeployed three seismic data acquisition crews in the second half of fiscal 2010. Our order book is sufficient to maintain operation of twelve crews well into fiscal 2011 and represents a balanced portfolio of oil and natural gas projects in many major producing basins in the lower 48 states.”
The Company increased its capital expenditures during fiscal 2010 to $19,962,000 from $4,448,000 during the previous fiscal year. The capital expenditures for fiscal 2010 included the purchase of 2,000 OYO GSR four channel boxes with three component geophones, increases in channel count for both the ARAM and RSR recording systems and maintenance capital requirements. The Company’s Board of Directors has approved a $30,000,000 capital budget for fiscal 2011 to be used to purchase an additional 2,000 OYO GSR four channel boxes with three component geophones, ten INOVA AHV IV 364 vibrator energy sources units, additional geophones and recording channels for all crews and to meet maintenance capital requirements. The Company’s fiscal 2011 capital budget reflects management’s belief in growth opportunities in the seismic data acquisition market as well as the Company’s commitment to technology by expanding its multi-component recording capabilities and providing higher resolution three dimensional images while improving operational efficiencies with greater increases in channel counts and active energy sources.
Jumper concluded, “As we enter fiscal 2011, the lower 48 states seismic data acquisition market remains competitive. However, the landscape for exploration and production companies has not changed. Oil and gas companies must cost effectively identify and develop hydrocarbon reservoirs, and 3D seismic data continues to be a value added technology. Dawson Geophysical, with our 58- year history, strength in technical and operational expertise, debt-free balance sheet and more than $90,000,000 of working capital is uniquely positioned to capture the upside of the market as we emerge from the recent downturn.”

Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$59,179,000	$46,835,000	$205,272,000	$243,995,000
Operating costs:
Operating expenses	52,343,000	41,713,000	185,588,000	192,839,000
General and administrative	1,850,000	1,532,000	7,131,000	7,856,000
Depreciation	6,938,000	6,509,000	27,126,000	26,160,000

	61,131,000	49,754,000	219,845,000	226,855,000

(Loss) income from operations	(1,952,000)	(2,919,000)	(14,573,000)	17,140,000
Other income:
Interest income	107,000	36,000	185,000	249,000
Other income	175,000	28,000	398,000	326,000

(Loss) income before income tax	(1,670,000)	(2,855,000)	(13,990,000)	17,715,000

Income tax benefit (expense):
Current	2,363,000	1,970,000	7,102,000	(5,193,000)
Deferred	(2,104,000)	(1,171,000)	(2,464,000)	(2,300,000)

Net (loss) income	$(1,411,000)	$(2,056,000)	$(9,352,000)	$10,222,000

Net (loss) income per common share	$(0.18)	$(0.26)	$(1.22)	$1.31

Net (loss) income per common share-assuming dilution	$(0.18)	$(0.26)	$(1.22)	$1.30

Weighted average equivalent common shares outstanding	7,695,276	7,822,809	7,693,304	7,807,385

Weighted average equivalent common shares outstanding-assuming dilution	7,695,276	7,822,809	7,693,304	7,853,531

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	September 30,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,675,000	$36,792,000
Short-term investments	20,012,000	25,267,000
Accounts receivable, net of allowance for doubtful accounts of $639,000 in September 2010 and $533,000 in September 2009	57,726,000	40,106,000
Prepaid expenses and other assets	7,856,000	7,819,000
Current deferred tax asset	1,764,000	1,694,000

Total current assets	117,033,000	111,678,000

Property, plant and equipment	248,943,000	240,820,000
Less accumulated depreciation	(130,900,000)	(115,341,000)

Net property, plant and equipment	118,043,000	125,479,000

Total assets	$235,076,000	$237,157,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,274,000	$6,966,000
Accrued liabilities:
Payroll costs and other taxes	3,625,000	2,720,000
Other	7,963,000	10,600,000
Deferred revenue	204,000	2,230,000

Total current liabilities	26,066,000	22,516,000

Deferred tax liability	18,785,000	16,262,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,902,106 and 7,822,994 shares issued and outstanding in each period	2,634,000	2,608,000
Additional paid-in capital	90,406,000	89,220,000
Other comprehensive income, net of tax	4,000	18,000
Retained earnings	97,181,000	106,533,000

Total stockholders’ equity	190,225,000	198,379,000

Total liabilities and stockholders’ equity	$235,076,000	$237,157,000

Reconciliation of EBITDA to Net (Loss) Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net (loss) income	$(1,411)	$(2,056)	$(9,352)	$10,222
Depreciation	6,938	6,509	27,126	26,160
Income tax (benefit) expense	(259)	(799)	(4,638)	7,493

EBITDA	$5,268	$3,654	$13,136	$43,875

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Twelve Months Ended
	September 30,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$6,244	$54,598
Changes in working capital items and other	8,731	(7,977)
Non-cash adjustments to income	(1,839)	(2,746)

EBITDA	$13,136	$43,875